Exhibit 19.1
NIKOLA CORPORATION
INSIDER TRADING POLICY
Policy as to Trades in the Company’s Securities by Company Personnel
and
Treatment of Confidential Information

(as revised by the Board of Directors on 28 October, 2021)

1.Purpose.
Both the Securities and Exchange Commission (the “SEC”) and Congress are very concerned about maintaining the fairness and integrity of the U.S. capital markets. The securities laws are continually reviewed and amended to prevent people from taking advantage of “inside information” and to increase the punishment for those who do. These laws require publicly-traded companies to have clear policies on insider trading. If companies like ours do not take active steps to adopt preventive policies and procedures covering securities trades by company personnel, the consequences could be severe.
We are adopting this Insider Trading Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with Nikola Corporation and its subsidiaries (collectively, the “Company”). We have worked hard to establish our reputation for integrity and ethical conduct, and we cannot afford to damage this reputation.
2.Applicability.
This policy applies to all employees, officers, members of the Board of Directors, consultants and contractors of the Company or any subsidiary of the Company (the “Individuals”). This policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this policy, as described below. This policy applies to all trading or other transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

3.The Consequences.
The consequences of insider trading violations can be substantial:
For Individuals or Family Members who trade on inside information (or tip information to others):
•jail term of up to 20 years (30 years in certain circumstances);
•civil penalty of up to three times the profit gained or loss avoided; and

•criminal fine (no matter how small the profit) of up to $5 million
For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
•civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the Individual’s violation; and
•criminal penalty of up to $25 million.
In addition, plaintiffs may claim that Individuals, Family Members or the Company are also liable to contemporaneous traders.
Further, if the Company has a reasonable basis to conclude that an employee has violated this Insider Trading Policy, whether or not knowingly, the Company may impose sanctions, including dismissal for cause. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation (as well as the Company’s), and irreparably damage a career. Finally, the size of a transaction has no impact on potential insider trading liability. In the past, even relatively small trades (e.g., trades as small as $400) have resulted in SEC investigations and lawsuits.
4.Our Policy.
No Trading When in Possession of Material Non-Public Information. If a member of the Board of Directors, officer, any employee, consultant or contractor of the Company or any subsidiary of the Company has possession of material non-public information (often referred to as “inside information”) relating to the Company or any other company as to which the person receives information not available to investors generally, it is our policy that neither that person nor any related person may buy or sell securities of the Company, make a gift of Company securities, or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including our customers or partners, obtained in the course of you rendering services to the Company or any subsidiary of the Company
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
What is Material Information? “Material information” is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell securities of the Company or any securities of any other company as to which the person receives information not available to investors generally. In short, “material information” includes any information that reasonably could affect the price of our securities or any other securities. Either positive or negative information may be material. It can be information about the Company or about a company with which we do business.

Examples: Common examples of information that will frequently be regarded as material are:
•earnings information and quarterly results;
•projections of future earnings, losses or other business activity;
•news of a possible merger, acquisition or tender offer;
•news of a possible agreement, collaboration, joint venture or partnership;
•significant new products, stations or services or delays in new product, station or service introduction or development;
•plans to raise additional capital through stock sales or otherwise;
•bank borrowings or other financing transactions out of the ordinary course;
•gain or loss of a significant partner, customer, supplier or contract;
•pending or threatened significant litigation, or the resolution of such litigation;
•regulatory approvals or changes in regulations;
•discoveries, or grants or allowances or disallowances of patents;
•changes in management;
•changes in auditors or a determination that the Company’s financial statements can no longer be relied upon;
•news of a significant sale of assets;
•significant cybersecurity risks and incidents, such as a data breach;
•impending bankruptcy, financial liquidity problems or a restructuring; and
•changes in dividend policies, declaration of a stock split and stock repurchase plans.
What is Non-public Information? Information is “non-public” if it has not been disseminated in a manner making it available to investors generally, which typically entails broad dissemination through a press release to national wire services or a filing with the SEC. Speeches, television or radio appearances, magazine articles and website postings do not always suffice to render information public. The SEC has stated that insiders must wait a reasonable time after disclosure before trading and that what constitutes a reasonable time depends on the circumstances of the dissemination.
20/20 Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Family Members. The same restrictions apply to your immediate family members and others living in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in the Company’s securities (collectively, “Family Members”). You are responsible for the compliance of your immediate family and personal household.
Transactions of Non-Residents. The same restrictions apply regardless of whether a person is resident within the United States.
Do Not Pass Information to Others. Whether the information is proprietary information about the Company or information that could have an impact on our stock price, Individuals and Family Members must not pass the information on to others. It is illegal to advise others to trade on the basis of undisclosed material information. Liability in these cases can extend to both the “tippee” — the person to whom the insider disclosed inside information — and you, as the “tipper,” and will apply whether or not you derive any benefit from another’s actions. You should not make recommendations to others concerning the purchase or sale of securities of the Company. You should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of material non-public information about any other company that was obtained in the course of your involvement with the Company, including communicating material non-public information to, any other person or otherwise disclose such information without the Company’s authorization.
When Information is Public. As you can appreciate, it is also improper for any Individual to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. We impose certain “trading blackouts” to ensure that the Company’s stockholders and the investing public will be afforded the time to receive the information and act upon it. These are discussed below under the heading “Trading Blackouts.” To avoid the appearance of impropriety, as a general rule, you should not engage in any transaction until at least one full trading day has passed following the release of the information. Thus, if an announcement were made after the market close on a Monday, Wednesday generally would be the first day on which you would be able to trade. If an announcement were made after the market close on a Friday, Tuesday generally would be the first eligible trading day.
Pre-Clearance of Trades of Company Stock. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an Individual engages in a trade while unaware of a pending major development), all members of the Board of Directors, all individuals designated as “officers” for the purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended , and certain employees of the Company and its subsidiaries in a position to have access to material non-public information and designated on a pre-clearance list by our Chief Executive Officer, Chief Financial Officer or Chief Legal Officer from time to time, must obtain pre-clearance in writing from our Chief Legal Officer or Chief Financial Officer (or, in the case of either such officer, pre-clearance in writing from the other such officer) of all transactions in Company securities (including without limitation, acquisitions, dispositions, transfers, and gifts). You must submit a written request for pre-clearance of a transaction no later than two business days before the proposed date of execution of the transaction unless you obtain a waiver from the Audit Committee of the Board of Directors. You will be notified if you are one of the specified persons subject to this pre-clearance policy. Pre-clearance is subject to a five business day expiration and must be renewed by the applicant after five business days to be valid.
Pre-clearance does not relieve anyone of their responsibility under SEC rules. All Individuals, whether subject to pre-clearance or not, are responsible for adherence to this Insider Trading Policy, including, but not limited to: not tipping or trading on insider information; not trading during trading blackout periods; not trading for one full trading day after earnings announcements or other significant Company announcements; and not trading in securities on a short-term basis. Individuals normally not subject to pre-clearance are still responsible for written pre-clearance for the sale of stock purchased in the open market and that has been owned less than six months. If any Individual is in doubt of whether or not pre-clearance is required, the Individual should inquire with our Chief Legal Officer or our Chief Financial Officer, or obtain pre-clearance as a cautionary measure.
Trading Blackouts. From time to time, the Company may require that members of the Board of Directors, officers and certain employees of the Company and its subsidiaries, including Family Members, to suspend trading because of developments known to the Company and not yet disclosed to the public. In that event, these persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during that period, and should not disclose to others the fact that they have been suspended from trading (other than as strictly necessary to prevent Family Members from trading). The Company will also require the following mandatory trading blackout:
Earnings Trading Blackouts – All members of the Board of Directors, officers, and employees of the Company, including any subsidiary of the Company, and the Family Members of such persons, will be subject to a stock trading blackout period beginning two weeks prior to the end of a fiscal quarter until one full trading day has passed after earnings for that quarter are released. All such persons whose employment or affiliation with the Company ceases during a blackout period shall remain subject to the blackout period for the duration of such blackout period.
Of course, no trading should be done at any time that an Individual is actually aware of a major undisclosed corporate development.
Options/RSUs. Cash exercise of options may be done at any time. This policy also does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to a stock option or restricted stock unit to satisfy tax withholding requirements which occur as a result of certain option exercises or the vesting or settlement of any restricted stock units. Same-day-sales and exercises of options are subject to trading windows, as are any other market sale of shares subject to an option or restricted stock unit for the purpose of generating the cash needed to pay the exercise price and/or taxes of an award (a “sell to cover”).

Employee Stock Purchase Plan. This policy does not apply to purchases of Company stock in the employee stock purchase plan resulting from your periodic contribution of money to the plan. The policy does apply your sales of Company stock purchased pursuant to the plan.
Exception for Approved 10b5-1 Plans. Trades by Individuals in the Company’s securities that are executed pursuant to an approved 10b5-1 trading plan (a “Trading Plan”) are not subject to the prohibition on trading on the basis of material non-public information contained in this Insider Trading Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.
SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. It does not prevent someone from bringing a lawsuit. This Insider Trading Policy permits Individuals to adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s securities, including the exercise of options and settlement of restricted stock units. Trading Plans are to be implemented only during open windows and when the individual is not aware of any material nonpublic information.
The Company has implemented additional guidelines related to Trading Plans, and you should contact our Chief Legal Officer for additional information. Any Trading Plan must comply with SEC Rule 10b5-1 and be approved in writing in advance by our Chief Financial Officer or Chief Legal Officer, and the establishment of a Trading Plan with respect to an Individual may be publicly announced by the Company.
Establishing a Trading Plan does not exempt Individuals from complying with the Section 16 six-month short swing profit rules or liability.
Revocation or Amendments to Trading Plans. An Individual may revoke their Trading Plan at any time, subject to the terms of the Individual’s Trading Plan. Revocation is effected upon written notice to the broker. However, if the Individual terminates the Trading Plan after the first option exercise or stock sale, then the Individual must cancel all outstanding Trading Plans and agree not to enter into another Trading Plan until three months after termination of the Trading Plan.
Under certain circumstances, a Trading Plan must be revoked. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. Our Chief Financial Officer, Chief Legal Officer or their designee or any stock administrator of the Company is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.
Amendments to Trading Plans will not be allowed once a Trading Plan is in place.
Post-Termination Transactions. This Insider Trading Policy continues to apply to your transactions in Company securities even after your employment, board service or consulting services terminate. If you are in possession of material non-public information when your service to the Company or a subsidiary of the Company terminates, you may not trade in Company securities until that information has become public or is no longer material.
5.Additional Prohibited Transactions.
We believe it is improper and inappropriate for any Individual to engage in short-term or speculative transactions involving Company securities. We believe that this trading can reflect badly on the Company and that Individuals should not engage in any types of transactions that are commonly viewed as a form of “betting” for or against the Company. Accordingly, it is the Company’s policy that members of the Board of Directors, officers, employees, consultants and contractors may not engage in any of the following activities with respect to securities of the Company:
•Director and officer cashless exercise — In response to the restrictions set forth in the Sarbanes-Oxley Act of 2002, the Company will not arrange with brokers to administer cashless exercises on behalf of directors and officers of the Company. Directors and officers of the Company may only utilize the cashless exercise feature of their options if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price and (iii) the director or officer uses a “T+2” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the option settles. Under a T+2 cashless exercise, a stock broker, the issuer, and the transfer agent of the issuer work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Any employee who has any questions about cashless exercises may obtain additional guidance from our Chief Legal Officer.
•Director and officer trading during pension and 401(k) plan blackout periods — If Company securities are available as an investment option or used as a Company match in the Company’s 401(k) plan, directors and officers of the Company are prohibited from trading Company securities during pension and 401(k) plan blackouts, if any, in response to the restrictions set forth in the Sarbanes-Oxley Act of 2002.
•Margin accounts and pledged securities — Securities held in a margin account as collateral for a margin loan or securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.
•Trading in securities on a short-term basis — As a general rule, any Company securities purchased in the open market (i.e., not including stock purchased upon exercise of an employee stock option or vesting of restricted stock units or under the Employee Stock Purchase Plan) should be held for a minimum of six months and ideally longer. The top executives and members of the Board of Directors of the Company are already subject to the SEC’s “short-swing” profit rule, which penalizes purchases and sales within any six-month period.

•Short sales of Company securities — This involves selling Company securities that you do not own in the expectation that the price of the securities will fall, or as part of an arbitrage transaction. In addition to this policy, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales.
•Other hedging or monetizing transactions — Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.
•Buying or selling puts or calls, or their equivalent positions, on Company securities — This includes options and derivatives trading on any of the stock exchanges or futures exchanges, including cashless collars.
6.Confidential Information.
Unauthorized disclosure of internal information relating to the Company (including information regarding the Company’s commentary or views on specific issues, employees, members of the Board of Directors, facilities, business operations, products or services or the Company’s partners, suppliers or customers) could cause competitive harm to the Company and in some cases could result in liability for the Company.
Unauthorized Disclosure. Individuals should not disclose internal information about the Company to anyone outside the Company, except as required in the performance of regular duties for the Company. In this regard, Individuals are prohibited from posting internal information about the Company on a “bulletin board,” “blog” or other social media on the Internet, communicating about the Company and its business in Internet-based “chat” rooms or blogs or other interactive web technologies, or having a blog that discusses the Company and its business.
Safeguarding Confidential Information. Care must be taken to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal company documents. Particular care must be taken if working on a plane, train, or public transportation, or in a location outside of one or our offices.
7.Company Assistance.
Any person who has any questions about specific transactions may obtain additional guidance from our Chief Financial Officer or our Chief Legal Officer.
Remember, however, you are ultimately responsible for adhering to this Insider Trading Policy and avoiding improper transactions. In this regard, it is imperative that you use your best judgment.
Section 16 Filings. While the Company expects to assist each officer, director and other employee subject to Section 16 reporting requirements (including Family Members of such persons) (collectively, “Section 16 Reporting Persons”) with such Section 16 filings, and expects such assistance to include form preparation for all Section 16 Reporting Persons other than those who do not require such assistance, the obligation to file Section 16 reports (Forms 3, 4 and 5) is a personal obligation of each such person, and the Company is not responsible for any failure to file accurate and timely Section 16 reports. Each Section 16 Reporting Person must ensure that their broker provides the Company with detailed information (including trade date, number of shares, and exact price) regarding every transaction involving the securities of the Company, including gifts, transfers, pledges and all Rule 10b5-1 transactions, both in connection with mandatory pre-clearance requirements for such Section 16 Reporting Persons and immediately following execution.
8.Modifications.
This Insider Trading Policy has been approved by the Company’s Board of Directors. Officers of the Company may, from time to time, make non-substantive modifications to this Insider Trading Policy (including, without limitation, substitution of the names of the appropriate contact persons within the Company) with subsequent notice to the Company’s Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors.
9.Acknowledgements.
All directors, officers, employees, consultants and contractors of the Company and its subsidiaries will be required to acknowledge, electronically or in writing, their understanding of, and intent to comply with, this Insider Trading Policy. This agreement will constitute each such person’s consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this policy. As a condition of continued employment or engagement all employees, contractors and consultants must periodically acknowledge, electronically or in writing, that they have read and agree to abide by this policy.